Exhibit 21

Subsidiaries of the Registrant

The following is a list of subsidiaries of the Company as of December 31, 2020, omitting certain subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Name of Subsidiary:	State or Country Under Laws of Which Organized
Data Trace Information Services LLC	Delaware
FATCO Holdings, LLC	Delaware
FCT Holdings Company Ltd.	Canada
FCT Insurance Company Ltd.	Canada
First American Data Co., LLC	Delaware
First American Data Tree LLC	Delaware
First American Exchange Company, LLC	Delaware
First American Home Warranty Corporation	California
First American Professional Real Estate Services, Inc.	California
First American Property & Casualty Insurance Company	California
First American Specialty Insurance Company	California
First American Title Company	California
First American Title Company, Inc.	Hawaii
First American Title Company, LLC	Delaware
First American Title Guaranty Company	Texas
First American Title Insurance Company	Nebraska
First American Title Insurance Company of Australia Pty Limited	Australia
First American Title Insurance Company of Louisiana	Louisiana
First American Trust, F.S.B.	United States
First European Title Insurance Company Limited	Malta
First Title Insurance plc	United Kingdom
Ohio Bar Title Insurance Company	Ohio
Republic Title of Texas, Inc.	Texas